Exhibit 99.1
UAL Corporation Announces Public Offering of Common Stock and Convertible Senior Notes
CHICAGO, September 30, 2009 — UAL Corporation (NASDAQ: UAUA), the holding company whose primary subsidiary is United Air Lines Inc., announced today that it plans to offer, subject to market and other conditions, 19 million shares of its common stock in an underwritten registered public offering. In connection with this offering, the company intends to grant the underwriters an over-allotment option with respect to an additional 2.85 million shares of its common stock.
The company also plans to offer, subject to market and other conditions, $175 million aggregate principal amount of convertible senior notes due 2029 in a concurrent underwritten registered public offering. In connection with this offering, the company intends to grant the underwriters an over-allotment option with respect to an additional $26.25 million aggregate principal amount of convertible senior notes.
Neither the completion of the convertible senior notes offering nor the completion of the common stock offering will be contingent on the completion of the other. The company intends to use the net proceeds from both offerings for general corporate purposes.
J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Goldman, Sachs & Co. will act as joint book-running managers of both offerings.
This press release does not constitute an offer to sell or a solicitation to buy any securities. A written prospectus for either offering may be obtained, when available, from sales representatives of J.P. Morgan Securities Inc., National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, New York 11245; (718) 242-8002; Morgan Stanley & Co. Incorporated, 180 Varick Street, 2nd Floor, New York, New York 10014, Attention: Prospectus Department (email: prospectus@morganstanley.com); and Goldman, Sachs & Co., Attention: Prospectus Department, 85 Broad Street, New York, New York 10004, telephone (212) 902-1171 or toll-free (866) 471-2526 or by emailing prospectus-ny@ny.email.gs.com.
About United
United (NASDAQ: UAUA) operates approximately 3,300* flights a day on United and United Express to more than 200 U.S. domestic and international destinations from its hubs in Los Angeles, San Francisco, Denver, Chicago and Washington, D.C. With key global air rights in the Asia-Pacific region, Europe and Latin America, United is one of the largest international carriers based in the United States. United also is a founding member of Star Alliance, which provides connections for our customers to 916 destinations in 160 countries worldwide. United’s 48,000 employees reside in every U.S. state and in many countries around the world.
* Based on United’s forward-looking flight schedule for July 2009 to June 2010.